EXHIBIT 10.1
FORM OF GANNETT CO., INC.
EMPLOYEE CASH PERFORMANCE UNIT AWARD AGREEMENT
THIS EMPLOYEE CASH PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) is made as of __________, by and between Gannett Co., Inc., a Delaware corporation (the “Company”), and __________ (the “Grantee”).
In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of Award. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee a cash performance unit award (the “Award”) with a target amount of __________ (the “Target Amount”).
2.Grant Date. The grant date of the Award hereby granted is __________ (the “Grant Date”).
3.Performance Criteria. The performance criteria and metrics for the Award shall be based on the Company’s achievement of Adjusted EBITDA and Digital Revenue, with equal weighting of each metric, with three one-calendar year cycles against goals to be approved by the Compensation Committee (the “Committee”), with objectives established at the beginning of each calendar-year cycle (each, a “Cycle”), and with one-third of the Target Amount subject to each Cycle. Unless the Committee determines otherwise for a Cycle, the performance criteria and metrics shall provide for payment of 100% for achieving target goals, 50% of target for achieving threshold goals, 120% of target for achieving maximum (or greater) goals, and no payout for achievement below threshold goals. The amount of the Award that is eligible to vest in accordance with Section 4 of this Agreement shall be determined by calculating the Adjusted EBITDA and Digital Revenue for each Cycle and comparing it to the Adjusted EBITDA and Digital Revenue performance criteria and metrics established by the Committee for such Cycle (the “Amount Eligible to Vest”). If the Adjusted EBITDA or Digital Revenue is between two points of the applicable performance criteria and metrics, then the “Amount Eligible to Vest” shall be determined by linear interpolation.
4.Vesting. If the Grantee remains employed by the Company through the third anniversary of the Grant Date (the “Vesting Date”), then the Grantee will be paid the Amount Eligible to Vest in accordance with Section 5 of this Agreement based on the achievement of the Adjusted EBITDA and Digital Revenue performance criteria and metrics for the Cycles.
If the Grantee’s employment with the Company is terminated prior to the Vesting Date either by the Company without Cause prior to a Change in Control or as a result of the Grantee’s death or Disability, then the Award will vest on the Vesting Date in an amount equal to the sum of the following:
(a)for each Cycle that was completed prior to the date of termination, the Amount Eligible to Vest for such Cycle determined in accordance with Section 3 of this Agreement based on actual performance for the Cycle;
(b)for the Cycle that includes the date of termination, an amount equal to the product of (x) the Amount Eligible to Vest for such Cycle determined in accordance with this Section 3 of this Agreement based on the actual performance for such Cycle, and (y) a fraction, the numerator of which is the number of days elapsed between the first day of such Cycle and the date of termination, inclusive of the first day of the Cycle, and the denominator of which is the total number of days in such Cycle; and
(c)for any Cycle which commences after the date of termination, no amount shall be included.
For purposes of the foregoing paragraph, “Cause” shall have the meaning set forth in the Company’s Key Employee Severance Plan, as in effect on the Grant Date. For purposes of this Agreement, “Change in Control” and “Disability” shall have the respective meanings set forth in the Company’s 2020 Omnibus Incentive Compensation Plan, as in effect of the Grant Date.
If the Grantee’s employment with the Company is terminated by the Company without Cause prior to the Vesting Date, but on or following a Change in Control, then the Award will vest on the Vesting Date in an amount equal to the sum of the following:
(1)for each Cycle that was completed prior to the date of termination, the Amount Eligible to Vest for such Cycle determined in accordance with Section 3 of this Agreement based on actual performance for the Cycle;
(2)for the Cycle that includes the date of termination, the Amount Eligible to Vest for such Cycle determined in accordance with Section 3 of this Agreement based on the actual performance for such Cycle, without proration; and
(3)for any Cycle which commences after the date of termination, the Target Amount for such Cycle.
For purposes of the foregoing paragraph, “Cause” shall have the meaning set forth in the Company’s Change in Control Severance Plan, as in effect on the Grant Date.
If the Grantee’s employment is terminated by the Company for Cause prior to the Vesting Date, then the Award, whether vested or unvested, will immediately be forfeited without the payment of any consideration. For purposes of this paragraph, “Cause” shall have the meaning set forth in (A) the Company’s Key Employee Severance Plan, as in effect on the Grant Date, for a

EXHIBIT 10.1
termination occurring prior to a Change in Control or (B) the Company’s Change in Control Severance Plan, as in effect on the Grant Date, for a termination occurring on or following a Change in Control.
5.Payment. Payment of the amount of the Award that vests shall be made as soon as practicable after the Vesting Date, but in no event later than March 15th of the calendar year following the calendar year that includes the Vesting Date.
6.Forfeiture. Subject to Section 4 of this Agreement, if the Award which has not vested by the date the Grantee’s service as an employee of the Company or its parent, subsidiaries or affiliates ends for any reason, the Award shall immediately be forfeited on such date.
7.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
8.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.
9.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
10.Grantee Acknowledgment. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Company in respect of this Agreement and the Award shall be final and conclusive.
11.Non-Transferability. The Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Award, the Participant’s right to the Award shall be immediately forfeited to the Company, and this Agreement shall be null and void.
12.Tax Withholding. The Company or its parent, subsidiaries or affiliates may deduct and withhold from the Award such federal, state, local foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws of such state.
14.Notices. All notices or other communications provided hereunder must be in writing and mailed or delivered either (i) to the Company at its principal place of business or (ii) to the Grantee at the address on file with the Company, or such other address as the Company or the Grantee may provide to the other for purposes of providing notice. Any such notice shall be deemed effective (a) upon delivery if delivered in person, (b) on the next business day if transmitted by national overnight courier and (c) on the fourth business day following mailing by first class mail.
15.Agreement Not a Contract for Services. Neither the granting of the Award nor this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any of its subsidiaries or affiliates for any period of time or at any specific rate of compensation.
16.Representations. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
17.Amendments; Construction. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without the Grantee’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
18.Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (a) references to “termination of employment” and similar terms used in this Agreement mean, the Grantee’s “separation from service” within the meaning of Section 409A, and (b) amounts that would otherwise be

EXHIBIT 10.1
payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). All payments under this Agreement shall be considered to be separate payments for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
19.Clawback Policy. Notwithstanding any other provision of this Agreement to the contrary, any portion of the Award paid hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Detrimental Conduct Recoupment Policy, as well as any other recoupment or similar policy, if any, that the Company may adopt from time to time (collectively, the “Policy”). The Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy that may apply to the Grantee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Grantee. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.
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EXHIBIT 10.1

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement as of the day and year first written above.
GANNETT CO., INC.

_____________________________
By:
Title:

Acknowledged and Accepted:

_____________________________
[Participant Name]